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                    July 20, 2020

       Brian Roberts
       Chief Financial Officer
       Lyft, Inc.
       185 Berry Street
       Suite 5000
       San Francisco, CA 94107

                                                        Re: Lyft, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 28,
2020
                                                            File No. 001-38846

       Dear Mr. Roberts:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              Lisa Stimmell